Francesca’s Holdings Corporation

December 14, 2012

John De Meritt

c/o Francesca’s Holdings Corporation

8760 Clay Road

Houston, Texas 77080

Dear Mr. De Meritt:

This letter concerns our agreement regarding the outstanding stock options (the “Outstanding Options”) previously granted to you under the Francesca’s Holdings Corporation 2010 Stock Incentive Plan and the Francesca’s Holdings Corporation 2011 Equity Incentive Plan (together, the “Plans”) and future transactions in the shares of common stock (the “Common Stock”) of Francesca’s Holdings Corporation (the “Company”) that you currently hold or may acquire prior to December 31, 2013. In connection with the termination of your employment with the Company due to your retirement and your contemporaneous resignation as a member of the Board of Directors of the Company, and in consideration of the mutual agreements set forth in this letter agreement, you and the Company agree to the following:

1.	Effective immediately and until December 31, 2013, you will not offer, sell, contract to sell, announce the intention to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereafter acquired (regardless of the manner in which such securities are obtained), owned directly by you (including holding as a custodian) or with respect to which you have beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively “Your Shares”), or exercise any right with respect to the registration of any of Your Shares, or demand or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended. The foregoing restriction is expressly agreed to preclude you from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of Your Shares, even if such shares would be disposed of by someone other than you. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of Your Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

Notwithstanding the foregoing, you may (i) transfer Your Shares to any trust for the direct or indirect benefit of you or your immediate family, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (ii) transfer Your Shares with the prior written consent (a “Waiver”) of the Company, provided that in the case of clause (i), no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer during the period covered by this Paragraph 1. The foregoing restrictions shall also not apply to the exercise by you of any stock options granted under the Plans (other than any disposition of shares of Common Stock as a result of a “cashless” exercise of any such stock options) provided that in each case all shares of Common Stock received by you upon such exercise shall thereafter be subject to the restrictions contained in this letter agreement. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

2.	Effective immediately, your Outstanding Options are hereby amended to provide that the period in which you may exercise the Outstanding Options, to the extent such options were vested and exercisable on the effective date of your termination of employment with the Company, will be extended through (and will terminate on) December 31, 2013, provided, however, that in all cases such Outstanding Options will be subject to earlier termination at the end of the stated maximum term of the Outstanding Options or in connection with a change in control of the Company (or similar event) as provided in the applicable Plan and/or award agreements that evidence the Outstanding Options.

Except as expressly set forth above, this letter agreement does not modify any other terms of your Outstanding Options (including, without limitation, the effect of a termination of your employment as to any unvested portion of your Outstanding Options).

You and the Company understand that if the termination of your employment does not become effective as of December 31, 2012, this letter agreement shall terminate, and you and the Company shall be released from all obligations hereunder.

Please contact me if you have any questions about this letter.

[Signature page follow]

Francesca’s Holdings Corporation 2010 Stock Incentive Plan

Francesca’s Holdings Corporation 2011 Equity Incentive Plan

By:	Compensation Committee of the Board as Plans Administrator

By:          /s/Greg Brenneman

Greg Brenneman

Chairman, Compensation Committee

Francesca’s Holdings Corporation

By:          /s/Neill Davis

Neill Davis, President

ACCEPTED AND AGREED:

By:           /s/John De Meritt

John De Meritt, individually

The undersigned EverLong Holdings LP, a Texas corporation hereby joins this letter agreement and agrees to be bound by the restrictions placed on John De Meritt.

EverLong Holdings LP, a Texas limited partnership

By:	JDM LLC, its general partner

By:          /s/John De Meritt

John De Meritt, Manager